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                          February 19, 2021

       Christoph A. Pereira
       Vice President, Chief Risk Officer and Chief Corporate Counsel GENERAL ELECTRIC CO
       5 Necco Street
       Boston, MA 02210

                                                        Re: GENERAL ELECTRIC CO
                                                            Form S-4
                                                            Filed February 12,
2021
                                                            File No. 333-253042

       Dear Mr. Pereira:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Jay
Ingram at 202-551-3397 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Manufacturing